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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                       SALTON, INC. CONTINUED LISTING PLAN
                       ACCEPTED BY NEW YORK STOCK EXCHANGE

         LAKE FOREST, ILLINOIS (August 21, 2006) -- Salton, Inc. (NYSE:SFP) today announced that the New York Stock Exchange (NYSE) has notified the Company that it has accepted Salton's proposed plan for continued listing on the NYSE.

         As a result of the acceptance, Salton's common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE's Listing and Compliance Committee during an 18 month period (which started on May 19, 2006) to ensure compliance with the goals and initiatives outlined in the plan. Salton previously announced that the NYSE notified it that it was considered "below criteria" because its total average market capitalization over a consecutive 30-day trading period and its stockholders' equity were each less than $75 million.

ABOUT SALTON, INC.

         Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.